UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2012

ALLIED NEVADA GOLD CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33119	20-5597115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9790 Gateway Drive, Suite 200 Reno, Nevada		89521
(Address of principal executive offices)		(Zip Code)

(775) 358-4455

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 15, 2012, Allied Nevada Gold Corp. (the “Company”) entered into a letter agreement (the “Agreement”) with Scotia Capital Inc. and GMP Securities L.P. (together, the “Joint Bookrunners”), pursuant to which the Joint Bookrunners have agreed to purchase, on their own behalf and on behalf of a syndicate of investment dealers (collectively with the Joint Bookrunners, the “Dealers”), on a bought deal basis, CDN $400 million aggregate principal amount of 8.75% senior unsecured notes of the Company (the “Notes”). On that same date and pursuant to the terms of Exhibit 2 to the Agreement, the Company and The Bank of Nova Scotia entered into a cross currency interest rate swap in connection with the principal amount of the Notes, resulting in an effective principal amount of US $400.4 million and an effective interest rate of 8.375% per annum. The Bank of Nova Scotia, an affiliate of Scotia Capital Inc., is also the Administrative Agent and a lender with respect to the Company’s Credit Agreement, dated as of May 17, 2011, as amended.

The Notes will be offered and sold in Canada on a private placement basis pursuant to certain prospectus exemptions. The Notes will be resold by the Dealers to persons outside the United States in compliance with Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and to certain qualified institutional buyers in the United States in compliance with Rule 144A under the Securities Act. The Company has agreed to pay the Dealers a cash commission equal to 2.75% of the gross proceeds from the sale of the Notes.

The terms of the Notes are generally described in the Agreement but the final terms of the Notes will be provided for in an indenture to be entered into at the closing of the purchase of the Notes expected to occur on May 25, 2012 or such other date as may be determined by the Company and the Joint Bookrunners.

The Agreement is subject to certain customary termination provisions and provides that the Company and the Dealers will negotiate in good faith to enter into a mutually acceptable underwriting agreement containing industry standard representations, warranties and conditions and termination provisions. Under the terms of the Agreement, the Company has agreed to indemnify the Dealers against certain liabilities.

The Company intends to use the net proceeds from the sale of the Notes to fund capital expenditures for its Hycroft Mine expansion project.

The Notes have not been, and will not be, registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to, or for the account or benefit of, United States persons absent registration or any applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities in the United States, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Letter Agreement, dated May 15, 2012, by and among Allied Nevada Gold Corp., Scotia Capital Inc. and GMP Securities L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 18, 2012	Allied Nevada Gold Corp.

	By:	/s/ Scott Caldwell
Scott Caldwell
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Letter Agreement, dated May 15, 2012, by and among Allied Nevada Gold Corp., Scotia Capital Inc. and GMP Securities L.P.